Exhibit (g)(1)

INVESTMENT MANAGEMENT AGREEMENT

AGREEMENT made as of this 16th day of December, 2024 by and between TCW PRIVATE ASSET INCOME FUND, a Delaware statutory trust (the “Fund”), and TCW ASSET BACKED FINANCE MANAGEMENT COMPANY LLC, a Delaware limited liability company (the “Investment Manager”).

WHEREAS, the Fund desires to obtain the investment management services of the Investment Manager and the Investment Manager is willing to provide services of the nature desired upon the terms and conditions hereinafter provided.

NOW, THEREFORE, in consideration of the mutual covenants and of other good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1. Appointment. The Fund hereby appoints the Investment Manager to provide investment advisory services to the Fund for the period and on the terms set forth in this Agreement. The Investment Manager accepts such appointment and agrees during such period to render the services described in this Agreement for the compensation herein provided.

2. Authority and Duties of the Investment Manager.

(a) The Investment Manager, to the extent permitted by applicable law, agrees to furnish continuously an investment program for the Fund. The Investment Manager shall, at its expense, (i) maintain an adequate organization of competent portfolio managers and such other persons to perform the functions mentioned herein and (ii) provide all services, equipment and facilities necessary to perform its obligations under this Agreement, in each case subject to Section 6 below. The Investment Manager reserves the right, in its discretion, to purchase or otherwise obtain statistical information and services from other sources, including affiliated persons of the Investment Manager.

(b) Consistent with the investment objectives, policies and restrictions applicable to the Fund, the Investment Manager will determine the securities and other assets to be purchased or sold and the other techniques to be utilized (including, but not limited to, the incurrence of leverage and securities lending) by the Fund and will determine what portion of the Fund shall be invested in securities or other assets, and what portion, if any, should be held uninvested. As manager of the assets of the Fund, the Investment Manager shall make investments for the account of the Fund within the Fund’s investment objectives, policies and restrictions and in accordance with the Fund’s Declaration and Agreement of Trust and By-Laws and applicable law, including the provisions of the Internal Revenue Code of 1986 relating to regulated investment companies, subject to policy decisions adopted by the Fund’s Board of Trustees. The Fund will have the benefit of the investment analysis and research, the review of current economic conditions and trends and the consideration of long-range investment policy generally available to investment advisory clients of the Investment Manager. It is understood that the Investment Manager will not, to the extent inconsistent with applicable law, use any material nonpublic information pertinent to investment decisions undertaken in connection with this Agreement that may be in its possession or in the possession of any of its affiliates.

(c) The Investment Manager may cause the Fund to pay a broker-dealer that provides brokerage and research services to the Investment Manager a commission for effecting a securities transaction in excess of the amount another broker-dealer might have charged. Such higher commissions may not be paid unless the Investment Manager determines in good faith that the amount paid is reasonable in relation to the services received in terms of the particular transaction or the Investment Manager’s overall responsibilities to the Fund and any other of the Investment Manager’s clients with respect to which it exercises investment discretion. Research services obtained pursuant to this clause (c) may be used by the

Investment Manager in serving all its accounts, and not all of such research services need necessarily be used by the Investment Manager in connection with its services to the Fund. It is understood that any research services that may be provided to the Fund or to the Investment Manager from time to time by independent broker-dealers or persons other than the Investment Manager, for whatever reason, shall not reduce the amount of the fees payable to the Investment Manager hereunder. It is recognized that such research services may be useful to the Investment Manager and the Fund, but their value is indeterminable and is not to be considered a substitute for the services provided by the Investment Manager hereunder.

(d) The Investment Manager may itself, or may cause the Fund to, commence, join in, consent to or oppose the reorganization, recapitalization, consolidation, sale, merger, foreclosure, liquidation or readjustment of the finances of any person or the securities or other property thereof, and to deposit any securities or other property with any protective, reorganization or similar committee. Without limiting the generality of the foregoing, the Investment Manager may represent the Fund on a creditors’ (or similar) committee.

(e) The Investment Manager shall have authority to exercise whatever powers the Fund may possess with respect to any of the assets of the Fund, including, but not limited to, the right to vote proxies, the power to exercise rights, options, warrants, conversion privileges and repurchase privileges, and to tender securities pursuant to a tender offer and take all actions incident to the ownership of all securities in which the Fund’s assets may be invested from time to time, subject to such policies and procedures as the Board of Trustees of the Fund may adopt from time to time.

(f) Subject to the prior approval of a majority of the Fund’s Trustees, including a majority of the Trustees who are not “interested persons” of the Fund, and, if required under applicable law and subject to the terms of any exemptive relief that may be granted by the Securities and Exchange Commission, by the shareholders of the Fund, the Investment Manager may, from time to time, delegate to a sub-adviser any of the Investment Manager’s duties under this Agreement, including the management of all or a portion of the assets being managed. In all instances, however, the Investment Manager must oversee the provision of delegated services, the Investment Manager must bear the separate costs of employing any sub-adviser (provided that the Fund will remain responsible for its own expenses, as described in Section 6 below), and no delegation will relieve the Investment Manager of any of its obligations under this Agreement.

3. Compensation.

(a) The Fund will pay the Investment Manager for all services rendered by the Investment Manager and expenses assumed pursuant to this Agreement, a management fee computed and payable monthly at the annual rate of 1.0% of the value of the Fund’s average daily net assets. For purposes of this Agreement, “net assets” means the total assets of the Fund minus the Fund’s liabilities. The average daily net assets of the Fund for any month shall be determined by taking an average of all of the determinations of net assets during such month at the close of business on each business day during such month while this Agreement is in effect. The management fee shall be accrued daily and paid to the Investment Manager on the first business day of each month for the preceding month. The initial fee under this Agreement shall be payable on the first business day of the first month following the effective date of this Agreement and shall be prorated as set forth below. If this Agreement is terminated before the end of any month, the fee to the Investment Manager shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which this Agreement is in effect bears to the number of calendar days in the month, and shall be payable within ten (10) days after the date of termination.

(b) The Investment Manager may reduce any portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement and may agree to make payments to limit the expenses which are the responsibility of the Fund under this Agreement. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Investment Manager hereunder or to continue future payments. Any such reduction will be agreed to prior to accrual of the related expense or fee and will be estimated daily and reconciled and paid on a monthly basis. Any fee withheld pursuant to this paragraph from the Investment Manager shall be reimbursed by the Fund to the Investment Manager in the first, second or third (or any combination thereof) fiscal year next succeeding the fiscal year of the reduction to the extent approved by the Fund’s disinterested Trustees. The Investment Manager may not request or receive reimbursement for prior reductions or reimbursements before payment of the Fund’s operating expenses for the current year and cannot cause the Fund to exceed any more restrictive limitation to which the Investment Manager has agreed in making such reimbursement.

4. Non-exclusivity. It is understood that the services of the Investment Manager are not deemed to be exclusive and nothing in this Agreement shall prevent the Investment Manager, or any officer, director, partner or employee thereof, from providing similar services to other investment companies and other clients (whether or not their investment objectives and policies are similar to those of the Fund), from buying, selling or trading in any securities for its or their own account, or from engaging in other activities. The Fund acknowledges that the Investment Manager and its partners, officers, affiliates, employees and other clients may, at any time, have, acquire, increase, decrease, or dispose of positions in investments which are at the same time being acquired or disposed of for the Fund. The Investment Manager shall have no obligation to acquire for the Fund a position in any investment which the Investment Manager, its partners, officers, affiliates or employees may acquire for its or their own accounts or for the account of another client, so long as it continues to be the policy and practice of the Investment Manager not to favor or disfavor consistently or consciously any client or class of clients in the allocation of investment opportunities so that, to the extent practical, such opportunities will be allocated among clients over a period of time on a fair and equitable basis. The Investment Manager agrees that this Section does not constitute a waiver by the Fund of the obligations imposed upon the Investment Manager to comply with Sections 17(d) and 17(j) of the 1940 Act, and the rules thereunder, nor constitute a waiver by the Fund of the obligations imposed upon the Investment Manager under Section 206 of the Investment Advisers Act of 1940 and the rules thereunder (the “Advisers Act”). Further, the Investment Manager agrees that this does not constitute a waiver by the Fund of the fiduciary obligation of the Investment Manager arising under federal or state law, including Section 36 of the 1940 Act. The Investment Manager agrees that this Section 4 shall be interpreted consistent with the provisions of Section 17(i) of the 1940 Act.

5. Expenses. The Investment Manager shall be under no obligation to pay any fees, costs, expenses or other charges of the Fund, except for the compensation of Fund officers who are employed by the Investment Manager, the compensation, if any, of its Trustees who are officers, employees, partners, shareholders or members of the Investment Manager or its subsidiaries or affiliates, the rental for its office space, and the ordinary and necessary office and clerical expenses relating to research, statistical work and supervision of the Fund’s investment portfolio, to be performed by the Investment Manager under paragraph 1 of this Agreement. The Fund will pay its own fees, costs, expenses or charges relating to its assets, investments and operations, including without limitation: (a) organizational and offering expenses; (b) all investment expenses, including, without limitation, brokerage commission, fees and expenses of outside legal counsel or third-party consultants retained in connection with reviewing, negotiating and structuring specialized loan and other investments made by the Fund, and any costs associated with originating loans, asset securitizations, alternative lending-related strategies and so-called “broken-deal” costs (e.g., fees, expenses and liabilities, including, for example, due diligence-related fees, costs, expenses and liabilities with respect to unconsummated investments) (including, without limitation, the expenses of legal counsel related thereto), and any losses incurred in connection therewith; (c) fees payable to and expenses incurred on behalf of the Fund by the Investment Manager; (d) filing fees and expenses relating to the registration and qualification of the Fund and the Fund’s shares under federal and/or state securities laws and maintaining such registrations and qualifications; (e) fees and salaries payable to the Fund’s Trustees and officers; (f) taxes (including any income or franchise taxes) and governmental fees; (g) costs of any liability and other insurance or fidelity bonds; (h) any costs, expenses or losses arising out of a liability of or claim for damages or other relief asserted against the Fund for violation of any law; (i) legal, accounting and auditing expenses, including legal fees of special counsel for the independent Trustees; (j) charges of custodians and other agents; (k) expenses of setting in type and printing prospectuses, statements of additional information and supplements thereto for existing shareholders, reports, statements, and confirmations to shareholders and proxy material; (l) costs of preparing and distributing (as applicable) prospectuses, statements of additional information and supplements thereto to existing shareholders, as well as reports and notices to shareholders and proxy material, financial statements and maintaining books and records, costs of preparing tax returns, costs of compliance with the Sarbanes-Oxley Act of 2002, as amended, and attestation and costs of filing reports or other documents with the Securities and Exchange Commission (or other regulatory bodies) and other reporting and compliance costs, including registration and listing fees, and the compensation of professionals responsible for the preparation or review of the foregoing; (m) any extraordinary expenses, such as litigation expenses; (n) costs of mailing and tabulating proxies and costs of shareholders’ and Trustees’ meetings; (o) costs of calculating individual asset values and the Fund’s net asset value (including the cost and expenses of any third-party pricing or valuation services to value the Fund’s securities, including engagement of such service providers by the Investment Manager or its affiliates); (p) out-of-pocket expenses, including travel expenses, incurred by the Investment Manager, or members of its investment team, or payable to third parties in performing due diligence on prospective investments and, if necessary, enforcing the Fund’s rights; (q) any direct expenses of issue, sale, underwriting, distribution, redemption or repurchase of the Fund’s securities; (r) the fees for disbursements of dividend, disbursing, shareholder, transfer or other agent; (s) administration fees payable under any administration agreement and any sub-administration agreements, including related expenses; (t) debt service and other costs of borrowings or other financing arrangements, including structuring expenses, legal costs and rating agency fees; (u) the Fund’s proportionate share of expenses related to co-investments; (v) amounts payable to third parties relating to, or associated with, making or holding investments, including placement fees, structuring expenses and legal costs; (w) cost and expenses relating to any special purpose vehicles held by the Fund; (x) direct fees and expenses associated with independent audits, agency, consulting, information technology and legal costs; and (y) the costs of specialty and custom software expense for monitoring risk, compliance and overall investments. Distribution expenses, transfer agency expenses, expenses of preparation, printing and mailing, prospectuses, statements of additional information, proxy statements and reports to shareholders, and organizational expenses and registration fees, that are identified as belonging to a particular class of the Fund are allocated to such class.

If the Investment Manager pays for certain expenses of the Fund or furnishes without charge to the Fund services the cost of which is to be borne by the Fund under this Agreement, the Investment Manager shall not be deemed to have waived its rights under this Agreement to have the Fund pay for such expenses or provide or pay for such services in the future. The Investment Manager may also advance the payment of expenses, subject to reimbursement by the Fund in the ordinary course of business.

6. Liability; Indemnification.

(a) Other than to abide by the provisions hereof and render the services called for hereunder in good faith, the Investment Manager assumes no responsibility under this Agreement and, having so acted, the Investment Manager shall not be held liable or accountable for any mistakes of law or fact, or for any error or omission of its officers, directors, partners or employees, or for any loss or damage arising or resulting therefrom suffered by the Fund or any of its shareholders, creditors, Trustees or officers; provided, however, that nothing herein shall be deemed to protect the Investment Manager against any liability to the Fund or its shareholders by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of the reckless disregard of its obligations and duties hereunder (collectively, “disabling conduct”). The Investment Manager shall not be liable for any action of the Trustees of the Fund in following or declining to follow any advice or recommendation of the Investment Manager.

(b) The Fund will indemnify the Investment Manager, its directors, officers, shareholders or members (and their shareholders or members, including the owners of their shareholders or members), agents, employees, controlling persons and any other person or entity affiliated with, or acting on behalf of, the Investment Manager (the “Indemnified Parties”) against and hold them harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from disabling conduct by the Indemnified Party. Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Indemnified Party was not liable by reason of disabling conduct or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Indemnified Party was not liable by reason of disabling conduct by (A) the vote of a majority of a quorum of trustees of the Fund who are neither “interested persons” of the Fund nor parties to the proceeding (“disinterested non-party trustees”) or (B) an independent legal counsel in a written opinion. The Indemnified Party shall be entitled to advances from the Fund for payment of the reasonable expenses incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under the Delaware Statutory Trust Act. The Indemnified Party shall provide to the Fund a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Fund has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met: (A) the Indemnified Party shall provide a security in form and amount acceptable to the Fund for its undertaking; (B) the Fund is insured against losses arising by reason of the advance; or (C) a majority of a quorum of disinterested non-party trustees, or independent legal counsel, in a written opinion, shall have determined, based upon a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that the Indemnified Party will ultimately be found to be entitled to indemnification.

7. Interested Parties; Independent Contractor. Neither this Agreement nor any other transaction between the parties hereto pursuant to this Agreement shall be invalidated or in any way affected by the fact that any or all of the Trustees, officers, shareholders, or other representatives of the Fund are or may be interested in the Investment Manager, or any successor or assignee thereof, or that any or all of the officers, partners, or other representatives of the Investment Manager are or may be interested in the Fund, except as otherwise may be provided in the 1940 Act. The Investment Manager in acting hereunder shall be an independent contractor and not any agent of the Fund.

8. Term and Termination.

(a) This Agreement shall become effective upon the date hereof and shall continue in force, unless earlier terminated as provided herein, for two years from the date hereof, and is renewable annually thereafter by specific approval of the Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund; provided that any such renewal shall be approved by the vote of a majority of the Trustees who are not parties to this Agreement or “interested persons” of the Investment Manager or of the Fund, cast in person at a meeting called for this purpose of voting on such renewal; provided, further, that if the continuance of this Agreement is submitted to the shareholders of the Fund for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Investment Manager may continue to serve hereunder in a manner consistent with the 1940 Act.

(b) This Agreement may be terminated without penalty at any time on 60 days’ written notice by (i) a vote of the majority of the Trustees of the Fund or (ii) a vote of a majority of the outstanding voting securities of the Fund. This Agreement shall automatically terminate in the event of its assignment.

(c) The terms “interested persons,” “assignment” and “vote of a majority of the outstanding voting securities” shall have the same meaning as those terms are defined in the 1940 Act and the rules and interpretations thereunder.

9. Use of Name. The Investment Manager reserves the right to grant the use of the name “TCW” or “THE TCW GROUP, INC.,” or any derivative thereof, or any other part of the name of the Fund to any other investment company, any series of an investment company or any business enterprise, subject to applicable law. The Investment Manager reserves the right to withdraw from the Fund the use of the name “TCW” and the use of its registered service mark. In the event of such withdrawal or the termination of this Agreement, for any reason, the Fund will, on the written request of the Investment Manager, take such action as my be necessary to change its name and eliminate all reference to the words “TCW” in any form, and will no longer use such registered service mark.

10. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Investment Manager hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund’s request. The Investment Manager further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records in the Investment Manager’s possession required to be maintained by Rule 31a-1 under the 1940 Act.

11. Miscellaneous.

(a) This Agreement shall be governed by the laws of the State of Delaware provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or any rule or order of the Securities and Exchange Commission thereunder.

(b) Exclusive jurisdiction over any action, suit, or proceeding under, arising out of, or relating to this Agreement shall lie in the federal and state courts within the State of Delaware, and each party hereby waives any objection it may have at any time to the laying of venue of any such proceedings brought in any such courts, waives any claim that such proceedings have been brought in an inconvenient forum, and further waives the right to object, with respect to such proceedings, that any such court does not have jurisdiction over that party.

(c) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable. To the extent that any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise with regard to any party hereto, such provisions with respect to other parties hereto shall not be affected thereby.

(d) The captions in this Agreement are included for convenience only and in no way define any of the provisions hereof or otherwise affect their construction or effect.

(e) No person other than the Fund and the Investment Manager is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement; there are no third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any person other than the Fund (including without limitation any shareholder in a Fund) any direct, indirect, derivative, or other rights against the Investment Manager, or (ii) create or give rise to any duty or obligation on the part of the Investment Manager (including without limitation any fiduciary duty) to any person other than the Fund, all of which rights, benefits, duties, and obligations are hereby expressly excluded.

12. Fund Obligations. The obligations of the Fund, including those imposed hereby, are not personally binding upon, nor shall resort be had to the private property of, any of the Trustees, shareholders, officers, employees or agents of the Fund individually, but are binding only upon the assets and property of the Fund. Any and all personal liability, either at common law or in equity, or by statute or constitution, of every such Trustee, shareholder, officer, employee or agent for any breach by the Fund of any agreement, representation or warranty hereunder is hereby expressly waived as a condition of and in consideration for the execution of this Agreement by the Fund.

IN WITNESS WHEREOF, the Fund has caused this Agreement to be executed by its duly authorized officers and its seal to be affixed hereto, and the Investment Manager has caused this Agreement to be executed by its duly authorized representative on the day and the year first above written.

TCW PRIVATE ASSET INCOME FUND

By:	/s/ Megan McClellan
Name:	Megan McClellan
Title:	President and Principal Executive Officer

TCW ASSET BACKED FINANCE MANAGEMENT COMPANY LLC

By:	/s/ Peter Davidson
Name:	Peter Davidson
Title:	Senior Vice President, Associate General Counsel